r77q3e



87.
Securities of Registrant registered on a national securities exchange or listed on NASDAQ:

 Title of
 each class of		CUSIP or	Ticker
 securities*		NASDAQ No.	Symbol
 ------------		----------	------
 Series C		72200W403
 Series D		72200W502
 Series E		72200W601


 *Additional series of auction preferred shares